Exhibit 10.24

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

INCENTIVE RETENTION PLAN

As Adopted Effective June 8, 2010; Amended July 13, 2010

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

INCENTIVE RETENTION PLAN

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

INCENTIVE RETENTION PLAN

1.0	DEFINITIONS

The following capitalized terms shall have the following meanings unless the context indicates otherwise:

1.1	“Affiliate” shall mean (i) with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person, and (ii) with respect to any Investor, any general or limited partner of such Investor, any employee or owner of any such partner, or any other Person controlling, controlled by or under common control with such Investor.

1.2	“Award Level” shall mean a Participant’s participation classification: Blue, Green, Red, Orange or Yellow.

1.3	“Base Salary” shall mean the annual base salary paid to the Participant as of the Transaction Date, with such amount increased (if applicable) to take into account any elective or mandatory deferrals.

1.4	“Board” shall mean the Board of Directors of the Company.

1.5	“Cause” shall have the meaning ascribed thereto in any effective employment agreement between the Company or a Subsidiary and the Participant, or, if no employment agreement is in effect that contains a definition of cause, then Cause shall mean:

(a)	the willful or grossly negligent failure by the Participant to perform the Participant’s duties and obligations to the Company in any material respect, other than any such failure resulting from the Disability of the Participant;

(b)	the Participant’s conviction of a crime or offense involving the property of the Company, or any crime or offense constituting a felony or involving fraud or moral turpitude; provided that, in the event that the Participant is arrested or indicted for a crime or offense related to any of the foregoing, then the Company may, at its option, place the Participant on paid leave of absence, pending the final outcome of such arrest or indictment;

(c)	the Participant’s violation of any law, which violation is materially and demonstrably injurious to the operations or reputation of the Company; or

(d)	the Participant’s material violation of any generally recognized policy of Company or the Participant’s refusal to follow the lawful directions, or insubordination to, the Participant’s supervisor.

1.6	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.7	“Committee” shall mean (i) the Compensation Committee of the Board, or (ii) a committee or subcommittee of the Board appointed by the Board from among its members.

1.8	“Company” shall mean Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation.

1.9	“Constructive Discharge” shall have the meaning ascribed thereto in any effective employment agreement between the Company or a Subsidiary and the Participant. If no employment agreement is in effect that contains a definition of constructive discharge, then Constructive Discharge shall not apply to such Participant.

1.10	“Disability” shall have the meaning ascribed thereto in any effective employment agreement between the Company or a Subsidiary and the Participant, or, if no employment agreement is in effect that contains a definition of disability or synonymous term, then Disability shall mean the Participant, as a result of illness or incapacity, is unable to perform substantially Participant’s required duties for a period of three (3) consecutive months or for any aggregate period of three (3) months in any six (6) month period, as determined in the discretion of the Committee.

1.11	“Effective Date” shall mean the date the Board adopts the Plan.

1.12	“Eclipsys” shall mean Eclipsys Corporation, a Delaware corporation.

1.13	“Employee” shall mean a regular full-time employee of the Company or any Subsidiary.

1.14	“Participant” shall mean an Employee who has been designated to participate in the Plan in accordance with Section 3 below.

1.15	“Participation Agreement” shall mean an agreement between the Company and the Participant evidencing the grant of the Retention Award and which contains all applicable terms and conditions relating to such Retention Award.

1.16	“Performance Shares” shall mean shares of the Company common stock, par value $.01 per share, that are authorized to be granted under the Amended and Restated 1993 Stock Incentive Plan, and which are awarded to Participants pursuant to Section 5 below.

1.17	“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

1.18	“Plan” shall mean the Allscripts-Misys Healthcare Solutions, Inc. Incentive Retention Plan.

1.19	“Retention Awards” shall mean the awards granted to a Participant under Section 5 below.

1.20	“Subsidiary” shall mean a corporation of which the Company directly or indirectly owns more than 50 percent of the Voting Stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50 percent.

1.21	“Termination” shall mean the termination of the Employee’s employment with the Company.

1.22	“Transaction” shall mean the transaction by which the Company acquires, directly or indirectly, the outstanding common stock of Eclipsys.

1.23	“Transaction Date” shall mean the date of closing of the Transaction.

1.24	“Voting Stock” shall mean the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2.0	PURPOSE OF PLAN

2.1	Purpose. The purpose of the Plan is:

(a)	to retain certain highly qualified individuals as Employees;

(b)	to provide incentive and reward to such Employees to diligently and successfully complete the Transaction; and

(c)	to maintain the focus of such Employees on the business of the Company and its Subsidiaries and to mitigate the distractions resulting from the Transaction.

3.0	ELIGIBILITY AND PARTICIPATION

3.1	Eligibility. All Employees of the Company and its Subsidiaries shall be eligible to participate in the Plan.

3.2	Participation. Participants shall consist of those Employees designated by the Committee in its sole discretion to participate in the Plan; provided, however, that the Committee may not designate an Employee as a new Participant following the Transaction Date. The Committee shall designate the Participant’s Award Level. For an Employee to become a Participant in the Plan, the Employee must execute a Participation Agreement. An Employee who becomes a Participant shall remain a Participant until the earliest of (i) the termination of the Plan in accordance with Section 7 below, (ii) all obligations of the Company and the Participant under the Plan are fulfilled, or (iii) the Termination of the Employee.

4.0	ADMINISTRATION

4.1	Responsibility. The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

4.2	Authority of the Committee. The Committee shall have the maximum discretionary authority permitted by law that may be necessary to enable it to discharge its responsibilities with respect to the Plan, including, but not limited to, the following:

(a)	to determine eligibility for participation in the Plan;

(b)	to select Participants;

(c)	to determine or calculate a Participant’s Retention Award;

(d)	to issue Participation Agreements;

(e)	to correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(f)	to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(g)	to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(h)	to make reasonable determinations as to a Participant’s eligibility for benefits under the Plan, including determinations as to Cause and Constructive Discharge; and

(i)	to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

4.3

Action by the Committee. The Committee may act at a meeting (whether in person or by telephone or video conference) only by a vote or determination of a majority of its members. In addition, any vote or determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

4.4	Delegation of Authority. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing. In addition, the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company or the Subsidiary whose employees have benefited from the Plan, as determined by the Committee.

4.5	Determinations and Interpretations by the Committee. All determinations and interpretations made by the Committee shall be binding and conclusive to the maximum extent permitted by law on all Participants and their heirs, successors, and legal representatives.

4.6	Liability. No member of the Board, no member of the Committee and no employee of the Company or any Subsidiary shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or liable for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated.

4.7	Indemnification. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company or any Subsidiary, against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

5.0	RETENTION AWARDS

5.1	Cash Awards. The Committee may in its sole discretion grant Retention Awards to Participants in the form of cash awards as set forth on Exhibit A attached hereto.

5.2	Performance Shares. The Committee may in its sole discretion grant Retention Awards to Participants in the form of Performance Shares as set forth on Exhibit A attached hereto. The number of shares underlying a grant of Performance Shares shall be determined by the closing price of the Company’s common stock on the date of grant, or if there is no closing price on the date of grant, then the last closing price immediately preceding the date of grant.

5.3	Vesting. Retention Awards granted to a Participant shall vest to such Participant according to his or her applicable Award Level pursuant to the vesting schedule set forth on Exhibit A.

5.4	Payment. Cash Awards granted to a Participant shall be paid to such Participant according to his or her applicable Award Level pursuant to the payment schedule set forth on Exhibit A. All payment of Cash Awards shall fully comply with Code Section 409A.

5.5	Termination of Employment. A Participant will forfeit his or her previously unvested Retention Awards upon any Termination unless otherwise provided by the Committee in the award.

5.6	Waiver and Release. As a condition precedent for receiving any Retention Awards granted under this Section 5 following a Termination, a Participant shall execute a waiver and release substantially in the form attached to the Plan as Exhibit B.

6.0	TAXES

6.1	Withholding Taxes. The Company and its Subsidiaries shall be entitled to withhold from any and all payments made to a Participant under the Plan all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Participant or for his or her benefit hereunder. With respect to withholding required upon the vesting of Performance Shares or upon any other taxable event arising as a result of a Retention Award, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Company stock having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which would be imposed on the transaction. All such elections shall be subject to any procedures, restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

6.2	Code Section 409A. The Plan is intended to comply with the provisions of Code Section 409A, and the Plan and all applicable Retention Awards shall be construed and applied in a manner consistent with this intent. Notwithstanding anything contained in the Plan to the contrary: (a) the Committee shall have full authority to operate the Plan and to override any provision in the Plan in order for the Plan to be fully compliant – both in form and in operation – with Code Section 409A; (b) each and every payment made under Plan shall be treated as a separate payment and not as a series of payments; and (c) if the Participant is a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date of Termination, and if any payment, benefit or entitlement provided for in the Plan (i) constitutes a “deferral of compensation” within the meaning of Code Section 409A and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting the Participant to additional tax, interest and/or penalties under Code Section 409A, then any such payment, benefit or entitlement that is payable during the first six (6) months following the date of Termination shall be paid or provided to the Participant in a lump sum cash payment to be made on the earlier of (x) the Participant’s death or (y) the first business day of the seventh calendar month immediately following the month in which the date of Termination occurs.

6.3	No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and any Subsidiary and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to benefits or amounts payable or provided under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

7.0	TERM OF PLAN; AMENDMENT AND TERMINATION OF PLAN

7.1	Term of Plan. The Plan shall be effective as of the Effective Date and shall remain in effect until the Board terminates or suspends the Plan in accordance with Section 7.3 below.

7.2	Amendment of Plan. The Plan may be amended by the Board at any time with or without prior notice; provided, however, that the Plan shall not be amended after the Transaction Date without the written consent of a majority of the Participants.

7.3	Termination of Plan. The Plan may be terminated or suspended by the Board at any time with or without prior notice; provided, however, that the Plan shall not be terminated or suspended after the Transaction Date without the written consent of a majority of the Participants.

7.4	No Adverse Effect. If the Plan is amended, terminated, or suspended in accordance with Section 7.2 or 7.3 above, such action shall not adversely affect the Retention Awards of any Participant who, at the date of such amendment, termination or suspension, is already receiving or entitled to receive Retention Awards under the Plan.

8.0	MISCELLANEOUS

8.1	No Right, Title, or Interest in Company or Subsidiary Assets. Participants shall have no right, title, or interest whatsoever in or to any assets of the Company or any Subsidiary or any investments which the Company or any Subsidiary may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or any Subsidiary and any Participant, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company or any Subsidiary under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any Subsidiary.

8.2	No Right to Continued Employment. The Participant’s rights, if any, to continue to serve the Company or any Subsidiary as an employee shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any employee at any time. The adoption of the Plan shall not be deemed to give any employee, or any other individual any right to be selected as a Participant or to continued employment with the Company or any Subsidiary.

8.3	Governing Law. The Plan shall be governed by and construed in accordance with the laws of Illinois without reference to principles of conflict of laws, except as superseded by applicable federal law.

8.4	Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

8.5	Incapacity. If the Committee determines that a Participant is unable to care for his or her affairs because of illness or accident, any benefit due the Participant may be paid to the Participant’s spouse or to any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

8.6	Transferability of Rights. The Company shall have the unrestricted right to transfer its obligations under the Plan with respect to one or more Participants to any person, including, but not limited to, any purchaser of all or any part of the Company’s business. No Participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant may have at any time to receive benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant to any portion of the Plan benefits not previously paid or provided.

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EXHIBIT A

RETENTION AWARD VALUE BY AWARD LEVEL
Participant Award Level	Cash Award	Performance Share Award
Blue	125% of Base Salary	125% of Base Salary
Green	100% of Base Salary	100% of Base Salary
Red	75% of Base Salary OR 50% of Base Salary	75% of Base Salary OR 50% of Base Salary
Orange	25% of Base Salary	25% of Base Salary
Yellow	$20,000	None

Vesting and Payment of Cash Award, Award Levels Blue, Green, Red and Orange: 1/6 of the Cash Award shall vest and become payable on each of the Transaction Date and the 6, 12, 16, 20 and 24 month anniversaries of the Transaction Date. Notwithstanding the foregoing, such Cash Award will fully vest for a Participant in Award Level Blue, Green, Red or Orange upon such Participant’s Termination due to death or by the Company for Disability and, for a Participant in Award Level Blue, Green or Red, upon such Participant’s Termination by the Company without Cause or by the Participant for Constructive Discharge, with the award payable in a lump sum on the sixtieth (60th) day following the date of Termination, provided that by the fiftieth (50th) day after the date of Termination (except for death) the Participant submits to the Company (without revoking) the signed release described in Section 5.6 of the Plan.

Vesting and Payment of Performance Share Award, Award Levels Blue, Green, Red and Orange:

One-half of the Performance Shares vest based on the achievement of cost synergy savings (“Cost Synergies”) realized as a result of the Transaction in the 12 month periods ended September 30, 2011 and September 30, 2012 (“Year 1” and “Year 2”, respectively). The Year 1 Cost Synergies target is $30,000,000, and the Year 2 Cost Synergies target is $38,000,000.

The other one-half of the Performance Shares vest based on the joint sale of products and/or services of the Company and Eclipsys (“Joint Product Sales”), each sale equal to or greater than $5,000,000, in each of Year 1 and Year 2. The Joint Product Sales target for each of Year 1 and Year 2 is 5 sales.

The table below illustrates the threshold, target and maximum Performance Share vesting and payout on an aggregate basis. If the performance goals are achieved in Year 1 or Year 2, the Participant will receive one-half of the award amount shown for the applicable performance result. Payout for performance between the threshold and target and target and maximum levels is determined using straight-line interpolation.

Cost Synergies	Threshold	Target	Maximum
Performance as % of Target (per year)	80%	100%	120%
Payout as a % of Base Salary:
Blue	31.25%	62.5%	93.75%
Green	25%	50%	75%
Red	18.75% or 12.5%	37.5% or 25%	56.25% or 37.5%
Orange	6.25%	12.5%	18.75%
Joint Product Sales
Performance as # of Sales (per year)	3	5	7

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Payout as a % of Base Salary:
Blue	31.25%	62.5%	75%
Green	25%	50%	60%
Red	18.75% or 12.5%	37.5% or 25%	45% or 30%
Orange	6.25%	12.5%	15%

The Committee shall determine in its sole discretion whether the vesting requirements of the Performance Shares have been satisfied within 45 days following the end of each of Year 1 and Year 2, and any vested Performance Shares shall be paid promptly after such determination. Notwithstanding the foregoing, such Performance Shares will fully vest for a Participant in Award Level Blue, Green, Red or Orange upon such Participant’s Termination due to death or by the Company for Disability and, for a Participant in Award Level Blue, Green or Red, upon such Participant’s Termination by the Company without Cause or by the Participant for Constructive Discharge, payable promptly after such date of Termination, provided that by the fiftieth (50th) day after the date of Termination (except for death) the Participant submits to the Company (without revoking) the signed release described in Section 5.6 of the Plan.

Vesting and Payment of Cash Award, Award Level Yellow: The Cash Award shall vest and become payable on the first anniversary of the Transaction Date. Notwithstanding the foregoing, such Cash Award will fully vest upon a Participant’s Termination due to death or by the Company for Disability or without Cause, with the award payable in a lump sum on the sixtieth (60th) day following the date of Termination, provided that by the fiftieth (50th) day after the date of Termination (except for death) the Participant submits to the Company (without revoking) the signed release described in Section 5.6 of the Plan.

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EXHIBIT B

RELEASE [Subject to update for changes in applicable law]

This RELEASE (“Release”) dated as of this      day of             , 20      between Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (the “Company”), and              (the “Employee”).

WHEREAS, the Employee is a participant in the Company’s Incentive Retention Plan (the “Plan”); and

WHEREAS, the Employee’s employment with the Company and/or its subsidiaries (has been) (will be) terminated effective             ; and

WHEREAS, pursuant to Section 5 of the Plan, the Employee is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Plan, the Company and the Employee agree as follows:

1. The Employee, on [his/her] own behalf and on behalf of [his/her] heirs, estate and beneficiaries, does hereby release the Company, and any of its parent, subsidiaries and affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of [his/her] employment with the Company and/or its subsidiaries, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Employee or on [his/her] behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorneys’ fees, reinstatement and reemployment. If any court rules that such waiver of rights to file, or have filed on [his/her] behalf, any administrative or judicial charges or complaints is ineffective, the Employee agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Employee relinquishes any right to future employment with the Company and/or its subsidiaries and the Company and/or its subsidiaries shall have the right to refuse to re-employ the Employee without liability. The Employee acknowledges and agrees that even though claims and facts in addition to those now known or believed by [him/her] to exist may subsequently be discovered, it is [his/her] intention to fully settle and release all claims [he/she] may have against the Company and/or its subsidiaries and the persons and entities described above, whether known, unknown or suspected.

2. The Employee acknowledges that [he/she] has been provided at least 21 days to review the Release and has been advised to review it with an attorney of [his/her] choice. In the event the Employee elects to sign this Release prior to the end of this 21-day period, [he/she] agrees that it is a knowing and voluntary waiver of [his/her] right to wait the full 21 days. The Employee further understands that [he/she] has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by              within the 7-day period. The Employee further acknowledges that [he/she] has carefully read this Release, and knows and understands its contents and its binding

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legal effect. The Employee acknowledges that by signing this Release, [he/she] does so of [his/her] own free will and act and that it is [his/her] intention that [he/she] be legally bound by its terms.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

[Employee’s Name]

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